Exhibit 4.7

OPERATING AND COORDINATION AGREEMENT

dated as of

June 1st , 2011

relating to

RAÍZEN ENERGIA PARTICIPAÇÕES S.A.

RAÍZEN COMBUSTÍVEIS S.A.

AND

RAÍZEN S.A.

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	5
Section 1.02. Other Definitional and Interpretative Provisions	11

ARTICLE 2
COORDINATION OF THE JOINT VENTURE

Section 2.01. Coordination Generally between the JV Entities	12
Section 2.02. Committees, Generally	12
Section 2.03. Tax Coordination Committee	12
Section 2.04. Roles and Responsibilities of Management Co	13
Section 2.05. Fees	13
Section 2.06. Shareholders	13

ARTICLE 3
GENERAL PRINCIPLES, STANDARDS, CODES OF CONDUCT AND PROCEDURES

Section 3.01. Policies and Procedures	13

ARTICLE 4
INCURRENCE OF INDEBTEDNESS; GUARANTEES; CURRENCY

Section 4.01. Funding of Joint Venture	14
Section 4.02. Funding from the Shareholders	14
Section 4.03. Cosan Guarantee of Debt	14
Section 4.04. Treasury Policy	15
Section 4.05. Currency	15
Section 4.06. Fiscal and Accounting Year	15

ARTICLE 5
INFORMATION; REPORTS; AUDITORS

i

ARTICLE 6
INSURANCE

Section 6.01. Insurance Strategy	19
Section 6.02. Maintaining Insurance	19

ARTICLE 7
INTELLECTUAL PROPERTY

ARTICLE 8
ANNOUNCEMENTS

Section 8.01. Shareholders to Approve Announcements	22

ARTICLE 9
MISCELLANEOUS

ii

Exhibit A	Joinder Agreement
Exhibit B	Cosan Guaranteed Debt

iii

OPERATING AND COORDINATION AGREEMENT

AGREEMENT dated as of  June 1, 2011 (this “Agreement”) among (i) Raízen Energia Participações S.A., a sociedade anônima organized and existing under the laws of Brazil, with administrative offices at Avenida President Juscelino Kubitschek, 1327, 6th floor - CEP 04543-011 - São Paulo, São Paulo enrolled with the Brazilian tax registry under 12.182.297/0001-32 (“Sugar and Ethanol Co”), (ii) Raízen Combustíveis S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida das Américas, 4200, Blocos 5 & 6, Barra da Tijuca, City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, Brazilenrolled with the Brazilian tax registry under No. 33.453.598/0001-23 (“Downstream Co ” and, together with Sugar and Ethanol Co, the “JV Entities” and each a “JV Entity”), (iii) Raízen S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubistchek, 1327, 6o andar (part), City of Sao Paulo, State of Sao Paulo,CEP 04543-011, Brazil enrolled with the Brazilian tax registry under No. 10.773.432/0001-99 (the “Management Co”), (iv) Cosan S.A. Indústria e Comércio, a company organized and existing under the laws of Brazil, with its administrative office at at Avenida Presidente Juscelino Kubistchek, 1327, 4th floor(part), City of Sao Paulo, State of Sao Paulo,CEP 04543-011 enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 (“Cosan”), (v) Cosan Distribuidora de Combustíveis Ltda, a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D'Alho, s/nº, Prédio Administrativo Cosan, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 (“Cosan Downstream Holdco”), (vi) Shell Brazil Holding B.V., a company incorporated in the Netherlands (“Shell”) and (vii) with its head office at Avenida das Américas, 4200, Blocos 5, Barra da Tijuca, City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, Brazil, enrolled with the Brazilian tax registry under No. 11.296.069/0001-20 (“Shell S&E Holdco”). The terms “Cosan” and “Shell” shall each mean, if such entities or persons shall have Transferred any of their “JV Securities” to any of their respective “Permitted Transferees” (as such terms are defined below), those Persons and those Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of those Persons may be taken at the election of those Persons and those Permitted Transferees.

W I T N E S S E T H:

(A) Pursuant to the terms of the Framework Agreement (as defined below) Cosan and Shell agreed to establish the Joint Venture (as defined below) to combine certain of the assets of Cosan and Shell primarily in Brazil;

(B) Cosan and Shell have an equal economic interest in the Joint Venture and, as a general principle, Cosan and Shell will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis;

(C) The Joint Venture comprises the Sugar and Ethanol Co which holds the sugar, ethanol, co-generation and certain other assets of the Joint Venture, the Downstream Co (as defined below) which holds the downstream and certain other assets of the Joint Venture, and the Management Co (as defined below) which forms the Joint Venture’s single face to the market and will facilitate the building of a unified corporate culture;

(D) The Joint Venture Agreement (as defined below) sets out certain options whereby Cosan or Shell may acquire the other’s interest in the Joint Venture, lock-up provisions and remedies for fundamental breaches of the documentation governing the establishment and operation of the Joint Venture;

(E) Shareholders’ Agreements (as defined below) in respect of each of the Sugar and Ethanol Co and the Downstream Co together govern the scope of the business of the Joint Venture, certain matters relating to governance (which shall be shared between Cosan and Shell equally), acquisitions, dividends and distributions, as well as the general principles that shall govern Cosan’s and Shell’s relationship as shareholders of the Sugar and Ethanol Co and Downstream Co; and

(F) The Parties desire to enter into this Agreement to set out certain terms relating to the coordination of the Sugar and Ethanol Co, the Downstream Co and the Management Co and to specify certain, principles, policies, targets and processes of the Joint Venture, including in respect of general business principles, sustainability principles, health, safety, security and environmental standards, a code of conduct for employees, operational procedures and indebtedness.

In consideration of the covenants and agreements contained herein and in the Framework Agreement, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of a Holding Company; provided that, for the purposes of this Agreement, no JV Entity shall be considered an Affiliate of any Shareholder.

“Beneficial Owner” means, in respect of a security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and each of the terms “Beneficially Own” and “Beneficially Owned” has a corollary meaning.

“Brazilian Corporation Law” shall mean Brazilian Federal Law no. 6,404 of December 15, 1976 (Lei Nº 6.404 de 15 de dezembro 1976).

“Business” has the meaning set forth in the S&E Shareholders’ Agreement and the Downstream Shareholders’ Agreement read together as one definition.

“Business Day” means a day other than a Saturday, Sunday or public holiday in São Paulo, Brazil.

“Business Plan” means the business plan for a five-year period relating to the Joint Venture, to be agreed by the Parties for adoption at Closing, and as renewed on an annual basis by the Supervisory Board in accordance with Annex D of the Shareholders’ Agreements.

“Byelaws” means the byelaws (estatuto social) of the Sugar and Ethanol Co or Downstream Co, as applicable, as amended from time to time.

“CEO” means chief executive officer.

“CFO” means chief financial officer.

“Closing” has the meaning set forth in the Framework Agreement.

“Closing Date” means the date of this Agreement.

“Codexis Sublicence Agreement” means a licence agreement relating to the sublicence of certain Codexis technology dated the date of this Agreement between Equilon Enterprises LLC dba Shell Oil Products US and the Sugar and Ethanol Co.

“Co-gen Products” means: (a) the steam and electricity generated from the inputs and by-products from the production of Sugar; (b) the feedstocks used for such co -generation; and (c) any related by-products resulting from such co-generation.

“Control” means the power of a Person (or Persons acting in concert) to secure that the affairs of a second Person are conducted, directly or indirectly, in accordance with the wishes of the first Person (or first Persons acting in concert) whether by means of being the Beneficial Owner(s) of more than 50 per cent (or, in the case of Sugar and Ethanol Co., 50 per cent) of the issued share capital of or of the voting rights in the second Person, or having the right to appoint or remove a majority of the directors or otherwise control a majority of the votes at board meetings of the second Person by virtue of any rights attaching to securities held or powers conferred by the corporate byelaws (including any Contrato social or Estatuto social), shareholders’ agreement or any other document regulating the affairs of the second Person; and “Controlled by” shall be construed accordingly.

“Downstream Shareholders’ Agreement” means the shareholders’ agreement in respect of the Downstream Co between Cosan and Shell entered into on the date of this Agreement.

“Ethanol” means ethanol and ethanol-based products, in each case, produced from sugarcane.

“Executive Board” means, as the context requires, the Executive Board of the Sugar and Ethanol Co as defined in the S&E Shareholders’ Agreement, the Executive Board of the Downstream Co as defined in the Downstream Shareholders’ Agreement or the executive board (diretoria) of the Management Co as specified in Section 2.04; and “Executive Boards” means more than one of them.

“Exit Date” means the date on which Cosan or Shell, as applicable, ceases to be a Shareholder of the relevant JV Entity.

“Exiting Shareholder” means Cosan or Shell, as applicable, after Cosan or Shell, as applicable, has ceased to be a Shareholder of the relevant JV Entity.

“Framework Agreement” means the Framework Agreement dated August 25, 2010 between Cosan, Cosan Downstream Holdco, Cosan Limited, the Downstream Co, Shell S&E Holdco, the Management Co, Shell Brazil Holding B.V., Shell Overseas Holdings Limited and Milimétrica Participações S.A.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions (including functions relating to the imposition, management and collection of Taxes) of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction or any political subdivision thereof or any court.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Intellectual Property” means any and all intellectual property rights, whether registered or not (including all registrations and pending applications for registration of such rights and the right to apply for registration or extension of such rights), including (i) patents, petty patents, utility models and design patents, (ii) registered and unregistered industrial designs, (iii) rights in knowhow, unpatented inventions, formulae, processes, technology (including software), technical documentation and information (including copyrights in any of the foregoing), (iv) database rights and (v) any rights of the same or similar effect or nature as any of the foregoing anywhere in the world. Notwithstanding the foregoing, Intellectual Property shall not include any trade marks, trading names, service marks, logos, the get up of products and packaging, geographical indications and applications, internet domain names or any other signs used in trade (including goodwill associated with any of the foregoing).

“Joint Venture” means the Sugar and Ethanol Co, the Downstream Co, the Management Co and their Subsidiaries, considered together.

“Joint Venture Agreement” means the joint venture agreement dated the date of this agreement, between Cosan, Cosan Downstream Holdco, Cosan Limited, the Downstream Co, Shell S&E Holdco, the Management Co, Shell, Shell Overseas Holdings Limited and Milimétrica Participações S.A.

“JV Securities” means: (i) the common and preferred shares of the Sugar and Ethanol Co, the Downstream Co and the Management Co held (directly or indirectly) by Cosan and Shell; (ii) any other equity or equity-linked security issued from time to time by the Sugar and Ethanol Co, the Downstream Co and the Management Co; and (iii) any options, warrants, or other rights to acquire any of the foregoing securities.

“Key Policies” means the “General Business Principles”, “Sustainable Development and HSSE Principles”, the “Employee Code of Conduct” and the “HR Principles”, as existing and having been adopted by the Sugar and Ethanol Co from time to time.

“Iogen Energy ” means Iogen Energy Corporation, a company incorporated in Canada, whose registered office is at 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1 and whose corporation number is 2668998.

“Iogen Sublicence Agreement” means a licence agreement relating to the sublicence of certain Iogen technology dated the date of this Agreement between Shell Chemicals Canada Limited and the Sugar and Ethanol Co.

“Parties” means the parties to this Agreement.

“Permitted Transferees” means any person to whom or which Cosan or Shell is permitted to transfer its interest, whether directly or indirectly, in the Joint Venture, pursuant to the Joint Venture Agreement.

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simple or any other entity regulated by Articles 40-69 of the Brazilian Civil Code, and including a governmental authority or political subdivision or an agency or instrumentality thereof.

“Qualifying Accounting Firm” means any of, or any Affiliate of or firm formally associated with, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG, Grant Thornton International or BDO International, or such other accounting firm as may be agreed between Cosan and Shell.

“ROSM” means Rubens Ometto Silveira Mello, a Brazilian citizen with commercial address at Avenida Presidente Juscelino Kubitschek, 1327, 4th floor, São Paulo, State of Sao Paulo, ZIP CODE 04543-011, Brazil. “S&E Shareholders’ Agreement” means the shareholders’ agreement in respect of the Sugar and Ethanol Co between Cosan and Shell entered into on the date of this Agreement.

“Shareholder” means, at anytime, any Person (other than the JV Entities) who shall then be a party to or bound by this Agreement for so long as that person Beneficially Owns any JV Securities.

“Shareholders’ Agreements” means the Downstream Shareholders’ Agreement and the S&E Shareholders’ Agreement.

“Subsidiary” means, in relation to any Person, a Person (a) which is Controlled, directly or indirectly, by the first mentioned Person; (b) more than half the issued share capital of which is Beneficially Owned, directly or indirectly by the first mentioned Person; or (c) which is a Subsidiary of another Subsidiary of the first mentioned Person.

“Sugar” means sugar and sugar by-products, in each case, produced from sugarcane.

“Supervisory Board” means, as the context requires, the Supervisory Board (as defined in the S&E Shareholders’ Agreement) of the Sugar and Ethanol Co, the Supervisory Board (as defined in the Downstream Shareholders’

Agreement) of the Downstream Co, the supervisory board (conselho de administração) of the Management Co as provided pursuant to Section 2.04 or all of them.

“Transaction Document” has the meaning set forth in the Framework Agreement.

“Transfer” means, with respect to any JV Securities: (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any JV Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any JV Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Agreement	preamble
Applicable Project	7.04(a)
Cosan	preamble
Cosan Downstream Holdco	preamble
Cosan Guaranteed Debt	4.03
Dispute	9.09(a)
Downstream Co	preamble
External Auditors	5.05
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
JV Entity	preamble
JV IP	7.02(a)
JV Project	7.05(b)
Management Co	preamble
Minimum Threshold Investment	7.04(a)
MOU	9.13
Operating and Coordination Agreement	Exhibit A
RI Strategy	6.01
Rules	9.09(a)
Shell	preamble
Shell S&E Holdco	preamble
Sugar and Ethanol Co	preamble
Tax Coordination Committee	2.02
Term	9.15

Section 1.02.  Other  Definitional  and  Interpretative  Provisions. A reference to a statutory provision (including, in Brazil, a provision of a Lei Ordinária, Lei Complementar, Decreto, Decreto-Lei, Medida Provisória and any other law under Brazilian law), includes a reference to: (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (b) any subordinate legislation made under the statutory provision by any Person (whether before or after the date of this Agreement). A reference to a “regulation” includes any regulation, rule, official directive, request, guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa , regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Annexes, Articles, Sections, Exhibits and Schedules are to Annexes, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to “Persons acting in concert” means, in relation to a Person, Persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that Person. References to “he” or “him” shall be deemed to refer, in addition, to “she” and “her”, respectively. References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively and a time of day is a reference to São Paulo, Brazil time. References to “company”, “corporation” or “entity” include a reference to any business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresárias and sociedades simples). Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

ARTICLE 2
COORDINATION OF THE JOINT VENTURE

Section 2.01. Coordination Generally between the JV Entities. The JV Entities shall act as if they were one company, with the Supervisory Board of each entity acting as an integrated supervisory board and the Executive Board of each entity acting as an integrated executive board. The Shareholders and the JV Entities have agreed that, subject to compliance with applicable laws, the Supervisory Board and the Executive Board of the JV Entities shall be identical in constitution, role and powers, and those boards shall operate in a harmonized manner consistent with all applicable law.

Section 2.02. Committees, Generally. Where the Shareholders’ Agreements provide for identical committees of the Supervisory Boards of the Downstream Co and the Sugar and Ethanol Co, the respective committees of the two Joint Venture entities shall be comprised of the same members and shall act as if they were one committee.

Section 2.03. Tax Coordination Committee. The Parties shall form a tax coordination committee to be comprised of a senior person charged with tax matters for the Joint Venture and a representative from each of Cosan and Shell (the “Tax Coordination Committee”). The Tax Coordination Committee will be responsible for calculating the direct and indirect costs and benefits of, providing reports and recommendations to the Supervisory Boards based on the principles prescribed in Section 9.01 of the Shareholders’ Agreements in relation to: (a) the payment of Distributions (as defined in the Shareholders’ Agreements) relating to goodwill and net operating loss carry-forwards contributed by Cosan and Shell to the JV Entities; and (b) whether the payment of any distributions should be by way of dividend or interest on capital and whether any inter-Shareholder payments will be required under, and in accordance with the provisions of, Section 9.01 of the Shareholders’ Agreements to make whole any Shareholder that is materially adversely effected by the payment of interest on capital. In performing the foregoing analysis as to whether a distribution should be made by way of dividend or interest on capital, the Tax Coordination Committee shall take into account the relative benefits and disadvantages of each form of distribution to each Shareholder, both directly and indirectly (including the impact on the Joint Venture) and their respective equity interests therein, all as further set forth in Section 9.01 of the Shareholders’ Agreements. The Tax Coordination Committee shall also be responsible for providing recommendations to the Supervisory Board for settling Tax consequences of indemnity payments as prescribed in Section 13.2 of the Framework Agreement.

Section 2.04. Roles and Responsibilities of Management Co. The Management Co shall act as the public face to the market, media and investors for the JV Entities. Unless otherwise agreed by each of the Executive Boards, any announcement, briefing, broadcast, communication, publication or statement by the Joint Venture to the public (including to the media, governmental authorities or regulators and any body of investors) will be made in the name of, and by, the Management Co. Until amended or as otherwise agreed between the Shareholders, the JV Entities shall act in such a manner so as to use the Management Co to form a unified culture for the Joint Venture as a whole and to foster integration and common practices between the Sugar and Ethanol Co and the Downstream Co, in accordance with the applicable Business Plan. For the avoidance of doubt, in no event shall Management Co have any authority whatsoever to bind any JV Entity or to make any expenditures of any sort on behalf of any JV Entity, other than with the prior written consent of both of Cosan and Shell. The Management Co shall have a supervisory board (conselho de administração) and an executive board (diretoria) comprised of the same people appointed to the Executive Board and Supervisory Board of the Downstream Co and the Sugar and Ethanol Co.

Section 2.05. Fees. The Sugar and Ethanol Co and the Downstream Co shall fund all fees, costs and expenses, if any, of the Management Co in equal proportions; provided that the fees, costs and expenses of Management Co shall be limited to those expenses contemplated in the then current annual budget for the Joint Venture (and otherwise no more than US$50,000) and any additional expenses approved by the Supervisory Board.

Section 2.06. Shareholders. Cosan and Shell shall procure that each JV Entity shall do all the things required of such JV Entity pursuant to this Agreement; provided that, for the avoidance of doubt, in no event shall any breach or alleged breach of this Section 2.06 give rise to either a Fundamental Breach (as defined in the Joint Venture Agreement) or any liability whatsoever on the part of any Shareholder for any breach by any JV Entity of any of its obligations under this Agreement, and neither Cosan nor Shell shall assert or seek to assert to the contrary.

ARTICLE 3
GENERAL PRINCIPLES, STANDARDS, CODES OF CONDUCT AND PROCEDURES

Section 3.01. Policies and Procedures. Each JV Entity shall ensure that it conducts its business and affairs in accordance with applicable law and the Key Policies.

ARTICLE 4
INCURRENCE OF INDEBTEDNESS; GUARANTEES; CURRENCY

Section 4.01. Funding of Joint Venture. (a) The Sugar and Ethanol Co and the Downstream Co shall seek any external financing, to the extent the Supervisory Board deems appropriate, as if they were one entity (where consistent with applicable law).

(b) The Sugar and Ethanol Co and the Downstream Co shall provide financial support to each other, including by way of advancing funds to each other and guaranteeing each other’s debt obligations and, in each case where approved by the Supervisory Board and where consistent with applicable law and the applicable Business Plan.

Section 4.02. Funding from the Shareholders. (a) Save as provided in the Shareholders’ Agreements, the Shareholders agree that the Joint Venture as a whole shall be financially autonomous and not dependent on cash contributions by either Cosan or Shell for its operations or growth and unless otherwise agreed by the Shareholders, neither Cosan nor Shell shall be required to provide, directly or indirectly, any support (including parent company guarantees or other financial support) for the funding requirements of the JV Entities.

(b) If Cosan and Shell consider that the provision of parent company guarantees would be advantageous, and if both Cosan and Shell agree in writing to provide any such guarantees, they shall do so in proportion to their ownership interest in the Joint Venture at such time, but if either Cosan or Shell is unable or unwilling to provide a guarantee (after having so agreed) that the other party provides (subject to the mutual agreement of both such parties), the other party shall be compensated in a manner to be agreed at that time.

Section 4.03. Cosan Guarantee of Debt. With respect to the debt set forth in Exhibit B (the “Cosan Guaranteed Debt”), Cosan and Shell shall (i) use, and shall cause the JV Entities to use, their respective reasonable endeavors, to secure the release of Cosan and/or its assets from any guarantees or pledges for which Cosan remains liable or to which any of Cosan’s asset are subject after the Closing Date (or to minimize the extent to which it may be so liable or its assets may be so subject) and (ii) take no action, and shall cause the Executive Boards, the Supervisory Board, the Downstream Co and/or the Sugar and Ethanol Co to refrain from taking any action, which would prevent and/or interfere with the release of Cosan and/or its assets from any Cosan Guaranteed Debt or the repayment of the Cosan Guaranteed Debt at the respective maturities thereof.

(b) In the event that the Downstream Co or the Sugar and Ethanol Co defaults on any Cosan Guaranteed Debt in accordance with its terms and Cosan or any of its Affiliates repays such Cosan Guaranteed Debt and/or performs its obligations under the corresponding guarantee, Shell shall, so long as it is a Shareholder at the time of such default, promptly pay, upon reasonable notice, to Cosan or any of its Affiliates 50% of any such payments made in respect of the principal and accrued interest of such Cosan Guaranteed Debt. Such notice shall include the details of any such payment and the terms to the debt to which it relates (including the maximum amount and maximum time period for which Shell will be liable).

Section 4.04. Treasury Policy. The JV Entities shall maintain a treasury policy which shall be endorsed by the Executive Board of each JV Entity which shall take into consideration the recommendations of the Finance Committee (as defined in the Shareholders’ Agreement), and such policy shall be reviewed bi-annually or when the circumstances in the Joint Venture changes materially. The policy shall:

(a) set out the relevant authorities for all borrowing, banking and investing activities as well as policies for determining the capital and financing structures, cash and risk management requirements and any controls framework required by law or regulation;

(b) confirm, in accordance with the Byelaws of the Downstream Co and the Sugar and Ethanol Co, the equity and dividend policy with specific gearing polices relating to all forms of external debt, rating processes, guarantees and the utilization of cash surpluses;

(c) specify policies relating to bank mandates and facilities, counterparty evaluation, financial advisors and business continuity plans;

(d)  address risk exposure management and the use of derivatives; and

(e) set out performance management procedures and the scope of treasury controls reviews.

Section 4.05. Currency. The currency utilized by each of the JV Entities for the purpose of economic and financial assessment, evaluation and reporting shall be the Brazilian Real.

Section 4.06. Fiscal and Accounting Year. The Parties and the JV Entities shall use their reasonable efforts to ensure that the fiscal and accounting year (exercicio social) of each JV Entity shall commence on January 1st of each calendar year by January 1, 2012 and in any case shall ensure that this is the case on January 1, 2013 if approved by a majority of the Supervisory Board. In the event that any fiscal and accounting year of any JV Entity does not commence on January 1st, the Parties shall ensure that such JV Entity shall hire the External Auditors to perform an additional audit in relation to its accounts for each financial year from (a) the date hereof to December 31st of this year and (b) from January 1st to December 31st in each subsequent year, in each case, within a scope to be determined by Shell (acting reasonably).

ARTICLE 5
INFORMATION; REPORTS; AUDITORS

Section 5.01. Information. Each of the JV Entities shall ensure that proper books and accounts are kept regarding all transactions entered into by it. Records of assets shall be compared and reconciled with existing assets at reasonable intervals and appropriate action taken in relation to any differences. All records of each JV Entity shall be retained for period of at least six years from the end of the year to which such record relates or such longer period as required by applicable law.

Section 5.02. Reports. Subject to Section 5.06, the JV Entities will provide to each of Cosan and Shell concurrently (for so long as they remain Shareholders), the following in respect of itself and on a consolidated basis incorporating any Subsidiaries:

(a) on a monthly basis, within 9 Business Days of the end of the month to which it relates, a high-level commentary providing an overview of agreed metrics including those in relation to revenues, costs, cash-flow, key performance indicators and any unusual activity, and on a quarterly basis, a report, within 15 Business Days of the end of the quarter to which it relates, showing, inter alia, the revenues, operating results, overall results and relevant cash flow information on a quarterly and year-to-date basis and performance compared to the applicable Business Plan; and such quarterly reports shall also describe the status of the implementation of the Joint Venture’s strategy, progress towards realizing synergies, and major projects as set out in the applicable Business Plan and update details of projected capital requirements;

(b) draft accounts of the Joint Venture for each month (in normal circumstances within 5 Business Days of the end of the period to which they relate);

(c) within 30 days after the end of each of the first three fiscal quarters of the Joint Venture, the unaudited consolidated balance sheet of the Joint Venture (subject to a limited review (revisão limitada) by the External Auditors) as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with the accounting policies and principles then being applied by the Joint Venture;

(d) audited accounts of the Joint Venture for each financial year promptly following their preliminary approval by the Supervisory Board (and which will be formally submitted to the Shareholders for approval);

(e) in respect of each annual accounting period, a management letter from the External Auditors setting out any material control weaknesses on the part of the Joint Venture identified during the audit process, or if there are none, stating that that is the case (delivered concurrently with the External Auditors’ certificate relating to the audited accounts for the relevant accounting period);

(f) a draft annual budget and Business Plan before the start of each financial year; and

(g) a forecast for the financial results, including operating results and cash-flow for the current fiscal year and the applicable quarter, within 10 Business Days of the second month of each quarter.

The accounts referred to in this Section 5.02 shall comprise at least a cash flow statement, a profit and loss account and a balance sheet and shall be prepared by the Joint Venture and audited by the External Auditors in accordance with applicable law and generally accepted accounting principles including, to the extent practicable after 2011, the International Financial Reporting Standards (IFRS) as adopted by the International Accounting Standards Board as adopted by the Brazilian Federal Council of Accountants (Conselho Federal de Contabilidade) and/or the Accounting Statements Committee (Comitê de Pronunciamentos Contábeis).

Section 5.03. Disclosure to Shareholders. Subject to Section 5.06, each of the JV Entities will provide to each of Cosan and Shell (for so long as they remain Shareholders) access to its books, records and other information at such time as may reasonably be requested. Each member of each Supervisory Board is irrevocably authorized by all relevant JV Entities (and the Shareholders shall cause the JV Entities to make such authorizations) to disclose any information or records belonging to or concerning such JV Entity and the Joint Venture, its affiliates or its or their business and assets to any Shareholder (for so long it remains a Shareholder) who has nominated him and to that Shareholder’s affiliates; provided that (a) such information and records are also provided or otherwise made available to the other Shareholders, (b) following such disclosure the relevant information and records shall be held in compliance with Section 6.02 of this Agreement and (c) such access shall be granted in a manner that does not unreasonably interfere with the conduct of the business of the Joint Venture or the performance of the obligations to the Joint Venture of its executives, senior managers and employees.

Section 5.04. Shareholder Audit. Subject to Section 5.06, Cosan and Shell shall have the right of access to and audit of the JV Entities (and any Subsidiaries thereof), including to ensure that the policies of the JV Entities, as approved by the Supervisory Board, are being observed. Accordingly, each of Cosan and Shell (or its designated representatives) shall be entitled, in its discretion, not more than once every calendar year on not less than 30 days’ notice, at its own cost and expense, and at any additional time on not less than 30 days’ notice, to audit the books, records, operations or any aspect of the business of the Joint Venture in respect of any calendar year or part thereof; provided that (i)  such right is exercised within 24 months of the end of such calendar year and (ii) Cosan or Shell (as the case may be) observes the provisions of Section 6.02 of this Agreement and shares the results of such audit with the other party. Each JV Entity shall provide access during normal working hours of the Joint Venture to each of Cosan and Shell and its representatives to all information, assets, operations and premises of the Joint Venture necessary to give effect to this audit right and to such facilities, services and equipment reasonably necessary to give effect to such right. Any such audit shall only be conducted (x) in a manner that does not unreasonably interfere with the conduct of business of the Joint Venture or the performance of the obligations to the Joint Venture of its executives, senior managers and employees and (y) at the cost and expense of the party requesting that audit.

Section 5.05. Auditors. The JV Entities shall appoint as external auditors one of the Qualifying Accounting Firms as determined by the JV Entities (the “External Auditors”). Such appointment shall be made in accordance with applicable law including any legal or regulatory provisions restricting the appointment of firms who provide or have provided other services to the Joint Venture. The initial External Auditors shall be selected by competitive bidding process pursuant to which the Qualifying Accounting Firms will be asked to submit bids to the Shareholders and the JV Entities, with the initial External Auditors to be selected by the Shareholders and the JV Entities based on their determination as to which Qualifying Accounting Firms has offered the most attractive proposition.

Section 5.06. Withholding Competitively Sensitive Information. Notwithstanding anything in this Agreement that may be deemed to the contrary, none of the Sugar and Ethanol Co, the Downstream Co, the Management Co or any of their respective directors or officers shall provide or discuss any competitively sensitive information to or with any Shareholder, any director, officer or employee of any Shareholder or any Supervisory Board member if doing so would (i) present a conflict of interest in respect of the interests of the relevant Shareholder, (ii) risk placing the Sugar and Ethanol Co in a potentially competitively disadvantaged position or (iii) reasonably be expected to violate applicable antitrust or competition laws.

ARTICLE 6
INSURANCE

Section 6.01. Insurance Strategy. Each JV Entity shall prepare, with assistance from the Shareholders, and submit to the Supervisory Board for annual approval, a Risk and Insurance Strategy (“RI Strategy”) for the operations of each JV Entity.

Section 6.02. Maintaining Insurance. Each JV Entity shall obtain and maintain, all insurance coverage as may be required by any applicable law, rule or regulation and such other insurance coverage as is determined by the Executive Board from time to time in accordance with the agreed RI Strategy. All insurances shall be placed with reputable underwriters, reinsured if applicable, having a financial strength reasonably satisfactory in all respects to the satisfaction of the Executive Board. All policies of insurance maintained by each JV Entity, shall contain a clause stating that they are primary to, and non-contributing with, any other policies of the relevant Shareholders.

ARTICLE 7
INTELLECTUAL PROPERTY

Section 7.01. Protection of JV Intellectual Property. Each JV Entity shall protect its Intellectual Property in such a way as it considers appropriate in its reasonable business judgment. Notwithstanding the foregoing, as part of the quarterly reports to be prepared by the JV Entities and provided to Cosan and Shell pursuant to Section 5.02(c), each JV Entity shall set out details of any material Intellectual Property it has developed since the preceding quarterly report was prepared (and, in the case of the first quarterly report, since the date of the formation of the Joint Venture). Within thirty (30) days following each quarterly presentation, the Shareholder Representatives (or their delegates) shall meet with the JV Entities at their mutual convenience to consider whether any Intellectual Property so specified as having been developed (to the extent owned by a JV Entity) should be registered with any authority in any jurisdiction and the Shareholder Representatives (or their delegates) may decide to recommend that the appropriate JV Entity register such rights to the extent they have not yet been registered.

Section 7.02. License Grants to Shareholders. (a) Each JV Entity hereby grants to each of Cosan and Shell a non-exclusive, worldwide, royalty-free, fully paid-up, freely sublicensable, freely transferable, unrestricted licence to all Intellectual Property developed by or on behalf of such JV Entity (in each case only during the period Cosan or Shell, as applicable, is a Shareholder) to the extent that such Intellectual Property is licensable or sublicensable by such JV Entity in accordance with the foregoing grant (such Intellectual Property being

“JV IP”). With respect to any Intellectual Property (i) that is to be developed by a third party on behalf of any JV Entity and/or (ii) the development of which by or on behalf of any JV Entity is to be funded in whole or in part by any third party, the applicable JV Entity shall use its commercially reasonable endeavors to secure from such applicable third party the right and ability to pass licences of such Intellectual Property through to Cosan and Shell in accordance with the terms and conditions of this Section 7.02(a) (but subject to any relevant restrictions or other terms and conditions imposed by such third party); provided that such JV Entity shall not be required to secure such rights if doing so would cause the terms and conditions of such JV Entity’s arrangements with such third party to be less favorable to such JV Entity.

(b) Notwithstanding anything in Section 7.02(a) to the contrary, the licences granted to Cosan and Shell under Section 7.02(a) shall (i) be subject to the non-competition restrictions set out in Section 8.02 of each of the Shareholders’ Agreements, (ii) be perpetual and irrevocable, and (iii) survive Cosan or Shell, as applicable, becoming an Exiting Shareholder (but only with respect to such JV IP developed prior to the applicable Exit Date).

Section 7.03. Grant-Backs to the JV Entities. (a) Each of Cosan and Shell, on behalf of itself and its Affiliates, hereby grants to each JV Entity a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up, freely sublicensable, freely transferable, unrestricted licence to any and all improvements to any JV IP of such JV Entity, which improvements are developed by or on behalf of Cosan or Shell, as applicable, or any of their respective Affiliates or direct or indirect sublicensees, as applicable, in each case to the extent that such improvements have application within the scope of the Business. For the avoidance of doubt, the grant-back licences to the JV Entities under this Section 7.03(a) shall be limited to improvements made to JV IP licensed to Cosan and Shell under Section 7.02.

(b) At a JV Entity’s option, such JV Entity shall have the right to make written, telephonic or other inquiries to Cosan and/or Shell, as applicable, regarding any improvements covered by the grants set forth in Section 7.03(a) and, on a JV Entity’s written request, Cosan and/or Shell, as applicable, shall provide sufficient information to enable the practice of any such improvements. Cosan and/or Shell, as applicable, shall make reasonable efforts to respond to those inquiries in a manner that reasonably enables the applicable JV Entity to practice the licences granted under Section 7.03(a). Not more than once per calendar half year (unless otherwise agreed by the Parties), each JV Entity shall have the right to request a review meeting with Cosan and/or Shell, as applicable, to discuss any improvements licensed to such JV Entity under Section 7.03(a). For the avoidance of doubt, the assistance provided under this Section 7.03(b) shall be provided at no cost to the JV Entities.

Section 7.04. Other Rights Granted by Shell.

(a) Co-Investment Right. With respect to any current or future technology development projects undertaken by Shell or any of its Affiliates (in each case whether alone or with third party research partners) related to the production of Sugar, Ethanol and/or Co-Gen Products (each such project being an “Applicable Project”), Sugar and Ethanol Co shall have a right of co-investment. On an Applicable Project-by-Applicable Project basis, Shell, acting reasonably and in good faith, shall offer Sugar and Ethanol Co a right to fund all or part of such Applicable Project. As long as Sugar and Ethanol Co funds up to a certain minimum threshold amount, to be mutually determined between Shell and Sugar and Ethanol Co on an Applicable Project-by-Applicable Project basis (the “Minimum Threshold Investment”), then Sugar and Ethanol Co shall enjoy full use and enjoyment, within the scope of the Business, of any and all technology and other Intellectual Property arising from such Applicable Project, on at least as favorable terms and conditions as enjoyed by Shell and/or its Affiliates with respect to such technology and/or other Intellectual Property. Notwithstanding the foregoing, the Parties acknowledge that, in each case, the Minimum Threshold Investment (i) shall represent an equitable allocation of funds as between Sugar and Ethanol Co and Shell (and its Affiliates), taking into account the anticipated benefit of the technology and/or other Intellectual Property to each of them based upon such factors as the territorial application of such technology and/or other Intellectual Property and the extent to which such technology and/or other Intellectual Property may be used both inside and outside of the Business, and (ii) shall not be greater than the amount to be invested by Shell and its Affiliates. Notwithstanding anything in this Section 7.04(a) to the contrary, for the avoidance of doubt, this Section 7.04(a) shall not apply to any projects which fall within the scope of Section 7.09 of the S&E Shareholders’ Agreement. For the avoidance of doubt, to qualify as an Applicable Project, the technology must relate primarily to the derivation of ethanol from Sugar; where a project relates primarily to the production of cellulosic ethanol from a feed material that is not derived from Sugar, the project shall not qualify as an Applicable Project.

(b) Additional Licences. With respect to any Intellectual Property owned or licensable by Shell or any of its Affiliates, which Intellectual Property is related to the production of Sugar, Ethanol and/or Co-Gen Products but to which the JV Entities do not otherwise have a licence or right to use, Shell and/or its Affiliates shall, upon the request of the applicable JV Entity, grant a licence in respect of such Intellectual Property to such applicable JV Entity, for use within the scope of the Business, on reasonable and non-discriminatory (RAND) terms and conditions (which in no event shall be any less favorable to such JV Entity than the most favorable terms and conditions granted by Shell and/or its Affiliates to any third party).

Section 7.05. R&D Management Services. With respect to any research and development project (a) funded by any JV Entity without Shell or any of its Affiliates as a co-investor (whether such project is funded by such JV Entity alone or co- funded with one or more third parties other than Shell or any of its Affiliates) or (b) co-funded with Shell and/or any of its Affiliates but where such JV Entity (alone or together with one or more third parties other than Shell and/or any of its Affiliates) funds greater than fifty percent (50%) of the cost of such project (each such project described in clause (a) or (b), being a “JV Project”), in each case such JV Entity shall have the option, but not the obligation, to have the alternative energies business of Shell or its Affiliates manage such JV Project at no cost to the JV Entities; provided that, at any time (with 90 days’ written notice to Shell) the relevant JV Entity may revoke the exercise of such right and may recover control of the management and oversight of such JV Project. For the avoidance of doubt, with respect to any JV Project whose cost is funded fifty percent (50%) or more by Shell or any of Shell's Affiliates, Shell (or an Affiliate of Shell as Shell elects) shall have the right to manage such JV Project in its sole discretion at no cost to the JV Entities.

ARTICLE 8
ANNOUNCEMENTS

Section 8.01. Shareholders to Approve Announcements. If any JV Entity wish to make any announcement relating to any (a) acquisition, disposal, issue or redemption of capital, (b) material change in policy, procedures or business activity, (c) financial results or projections, or (d) any other matter which may reasonably be expected to have a material affect on the public or market perception of, or to have any material financial impact on, Cosan or Shell, any such announcement must be in a form substantially agreed by Cosan and Shell unless otherwise required by Law or any competent judicial or applicable regulatory authority, including without limitation, any securities commission, competition authority and stock exchange; provided that Cosan and Shell are afforded an opportunity to agree in advance the form of the announcement wherever practicable and provided further that when any JV Entity makes an announcement such JV Entity shall provide a copy of such announcement to Cosan and Shell as soon as practicable after the making of such announcement.

ARTICLE 9
MISCELLANEOUS

Section 9.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to Beneficially Own at least one JV Security shall cease to be bound by the terms hereof (other than the provisions of Sections 7.02 and 7.03 and Article 9).

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of JV Securities or otherwise, except that: (i) any Permitted Transferee acquiring JV Securities or a Person acquiring JV Securities from any Shareholder in a Transfer; (ii) any Person acquiring JV Securities from any Shareholder in a Transfer in compliance with the Joint Venture Agreement shall, in each case, execute and deliver to the JV Entities an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Shareholder”; and (iii) any Person who acquires all or substantially all of the JV Securities of either Shell or Cosan in a Transfer in compliance with the Joint Venture Agreement shall, in each case, execute and deliver to the JV Entities an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Shareholder” and either (in the case of a direct or indirect purchase of the Cosan Interest (as defined in the Joint Venture Agreement)) “Cosan” or (in the case of a direct or indirect purchase of the Shell Interest (as defined in the Joint Venture Agreement)) “Shell” for all purposes under this Agreement.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.02. Confidentiality.

(a) Each Party agrees that it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to paragraph (i) below to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information. Each Party agrees to use Confidential Information received from any JV Entity only in connection with its investment in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity. Each Party agrees that it shall be responsible for any breach of this Section 9.02 by any of its Representatives to whom it discloses Confidential Information. No Party shall disclose any Confidential Information to any Person, except: (i) to its own Representatives in the normal course of the performance of their duties; (ii) to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law)); (iii) to any Person to whom such Party is contemplating a Transfer (as defined in the Joint Venture Agreement) of any JV Securities in compliance with the requirements of the Joint Venture Agreement; (iv) to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK’s Financial Services Authority, the Netherlands’ Autoriteit Financiële Markten or any stock exchange); (v) as five of the six members of the Supervisory Board of the relevant JV Entity agree; provided that such Party shall give the relevant JV Entity and the other Parties advance notice in writing of any such disclosure; or (vi) in accordance with any other Transaction Document.

(b) The provisions of this Section 9.02 shall survive termination of this Agreement, but shall expire with respect to a Party on the second anniversary of the date on which such Party ceases to Beneficially Own at least one JV Security; provided, however, that: (i) with respect to any competitively sensitive information, the provisions of this Section 9.02 shall survive indefinitely; and (ii) with respect to any information in relation to Iogen Energy and Codexis, the provisions of this Section 9.02 shall survive for a period of two years following the date on which the last of the disclosing Party or JV Entity and any of its Affiliates ceases to be a shareholder in Iogen Energy or Codexis, respectively.

Section 9.03. No Indirect Action. No Party shall (a) directly or indirectly, take any action or omit to take any action in either case with the intent to frustrate any of the rights of any other Party under this Agreement, and/or (b) take, or cause or permit to be taken, indirectly through an Affiliate or any other Person, any action which if taken, caused or permitted to be taken by such Party directly would constitute a violation of the terms and conditions of this Agreement.

Section 9.04. Notices. Any communication to be made under or in connection with this Agreement shall be made in the Portuguese and English languages (provided that the Portuguese version shall prevail in the event of conflict), in writing and, unless otherwise stated, may be made by fax via courier service. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below. Any Party may substitute such address, fax number or department or officer by notifying the other Parties with not less than five days’ notice. Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (a) if by way of fax, when received in legible form; (b) if by way of courier service, when the courier service has recorded successful delivery at that address; and (c) if a particular department or officer is specified as part of its address details below, if addressed to that department or officer.

Sugar and Ethanol Co:

Raízen Energia Participações S.A.
Avenida Presidente Juscelino Kubischek, 1327, 6o andar
São Paulo – SP
CEP 04543-011
Brazil
Attention: President
Fax: +55 11 2344-6263

Downstream Co:

Raízen Combustíveis S.A.

Avenida das Americas, 4200
Bloco 5 & 6
Barra de Tijuca
CEP 22640-102
Rio de Janeiro – RJ
Brazil
Attention: President
Fax: +55 (21) 39847212

Management Co:

Raízen Energia Participações S.A.
Avenida Presidente Juscelino Kubischek, 1327, 6o andar (parte) São Paulo – SP
CEP 04543-011
Brazil
Attention: President
Fax: +55 11 2344-6263Cosan:

Cosan S.A. Indústria e Comércio
Avenida Presidente Juscelino Kubischek, 1327, 4o andar
São Paulo – SP
CEP 04543-011

Brazil
Attention: General Counsel and Chief Financial Officer
Fax: +55 (11) 23446498

Copy to:

Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, New York 10017
Attention: John Amorosi; Manuel Garciadiaz
Fax: +1 (212) 701-5800

Barbosa Mussnich & Aragão
Av. Presidente Juscelino Kubitschek, 1.455 - 10º andar
Cep: 04543-011 - Itaim Bibi
Attention: Paulo Cezar Aragão; Daniela Soares
Fax: +55 (11) 2179-4597

Shell:

Shell Brasil Holding B.V.
c/o Shell Centre
4 York Road
London SE1 7NA
United Kingdom
Attention: Jorge Santos Silva; General Counsel
Fax: +44 (20) 7934 7509

Copy to:

Clifford Chance
Rua Funchal, 418, 15º andar
04551-060 São Paulo, SP Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
04551-060 São Paulo, SP
Attention: Marcos Flesch
Fax: +55 (11) 3089 6565

Any Person that becomes a Shareholder shall provide its address and fax number to the JV Entities, which shall promptly provide that information to each other Shareholder.

Section 9.05. Waiver; Amendment. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the JV Entities with approval of the Supervisory Board and each Shareholder that is a Party at the time of that proposed amendment or modification. In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

Section 9.06. Fees and Expenses. All costs and expenses incurred in connection with the preparation of this Agreement and the other Transaction Documents, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 9.07. Governing Language. This Agreement is drawn up in the Portuguese and English languages. If this Agreement is translated into another language, or if there is a conflict between the Portuguese and English versions, the Portuguese language text prevails.

Section 9.08. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Federative Republic of Brazil, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the Federative Republic of Brazil.

Section 9.09. Arbitration.

(a) Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Arbitration Rules of the ICC (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 9.09

(b) The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairman, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

(c) The Parties that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

(d) Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favor of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

(e) The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable law.

(f) The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

Section 9.10. Specific Enforcement. Each Party acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 9.11. Fraud. Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud, willful misconduct or willful concealment.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.13. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreement between the Parties relating to the subject matter of this Agreement (including the memorandum of understanding between Cosan, Cosan Limited and Shell International Petroleum Company Limited dated 31 January 2010 (the “MOU”).

Section 9.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.15. Term; Termination. The Parties hereby agree that this Agreement shall remain in full force and effect for a period that is the longer of (a) twenty years counted from the date hereof and (b) the period during which each of Cosan and Shell own, directly or indirectly, 40 per cent. of the voting capital of the Sugar and Ethanol Co (the “Term ”); provided that Sections 7.02 and 7.03 and Article 9 shall survive indefinitely. Further, except with respect to previously accrued rights and obligations and except for Sections 7.02 and 7.03 and Article 9, this Agreement shall terminate and be of no further effect with respect to any Shareholder when it ceases to be the Beneficial Owner of any JV Securities.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SUGAR AND ETHANOL CO
Executed by
RAÍZEN ENERGIA PARTICIPAÇÕES	)
S.A.	) /s/ Pedro Izamu Mizutani
by	)

Name: Pedro Izamu Mizutani
Title:

and by	)
) /s/ Marcelo Eduardo Martins
)

Name: Marcelo Eduardo Martins
Title:

WITNESS 1:

/s/ Eleanor West
_____________________________________
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
_____________________________________
Name: Harsh Jain
Title: Trainee Solicitor

DOWNSTREAM CO
Executed by
RAÍZEN COMBUSTÍVEIS S.A.	)
by	) /s/ Roby Krug Fenz

Name: Roby Krug Fenz
Title: Attorney in Fact

WITNESS 1:

/s/ Eleanor West
_____________________________________
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
_____________________________________
Name: Harsh Jain
Title: Trainee Solicitor

MANAGEMENT CO
Executed by
RAÍZEN S.A.	)
by	) /s/ Roby Krug Fenz

Name: Roby Krug Fenz
Title: Attorney in Fact

WITNESS 1:

/s/ Eleanor West
_____________________________________
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
_____________________________________
Name: Harsh Jain
Title: Trainee Solicitor

COSAN
Executed by
COSAN S.A. INDÚSTRIA	)
E COMÉRCIO	)
by	) /s/ Marcelo Eduardo Martins

Name: Marcos Marinho Lutz
Title:

and by	) /s/ Marcelo Eduardo Martins
)
)

Name: Marcelo Eduardo Martins
Title:

WITNESS 1:

/s/ Eleanor West
_____________________________________
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
_____________________________________
Name: Harsh Jain
Title: Trainee Solicitor

COSAN DOWNSTREAM HOLDCO
Executed by
COSAN DISTRIBUIDORA DE	)
COMBUSTÍVEIS LTDA.	)
by	) /s/ Rubens Ometto Silveira Mello

Name: /s/ Rubens Ometto Silveira Mello
Title:

and by	) /s/ Pedro Izamu Mizutani
)
)

Name: Pedro Izamu Mizutani
Title:

WITNESS 1:

/s/ Eleanor West
_____________________________________
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
_____________________________________
Name: Harsh Jain
Title: Trainee Solicitor

SHELL
Executed by
SHELL BRAZIL HOLDING B.V.	)
by	) /s/ Roby Krug Fenz

Name: Roby Krug Fenz
Title: Attorney in Fact

SHELL S&E HOLDCO Executed by
Executed by
ISPAGNAC PARTICIPAÇÕES LTDA.	)
by	)

/s/ Roby Krug Fenz
Name: Roby Krug Kenz
Title: Atytorney in Fact

WITNESS 1:

/s/ Eleanor West
Name: Eleanor West
Title: Solicitor

WITNESS 2:

/s/ Harsh Jain
Name: Harsh Jain
Title: Trainee Solicitor